                                                                   EXHIBIT 99(a)


                             COLONY BANKCORP, INC.
                              Post Office Box 989
                             302 South Main Street
                           Fitzgerald, Georgia 31750

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 23, 1996

                              GENERAL INFORMATION

     This proxy statement and the accompanying form of proxy, which are first sent or given to shareholders on or about April 3, 1996, are furnished to the holders of shares of common stock of Colony Bankcorp, Inc. (the "Company") in connection with the solicitation by management of the Company of proxies for use at the annual meeting of shareholders of the Company to be held April 23, 1996, at 7:00 p.m., local time, at Ben Hill-Irwin Technical Institute Conference Center on Perry House Road, Fitzgerald, Georgia, 31750 and any adjournment or postponement thereof.

     Any proxy given pursuant to this solicitation may be revoked at any time before it is voted by so notifying the secretary of the Company, Ben B. Mills, Jr., Post Office Box 989, 302 South Main Street, Fitzgerald, Georgia 31750, in writing prior to the special meeting, or by appearing at the meeting and requesting the right to vote in person at the meeting, or by delivering to the secretary of the Company a duly executed proxy bearing a later date, without compliance with any other formalities. If the proxy is properly signed and returned by the shareholder and is not revoked, it will be voted at the special meeting in the manner specified therein. If a shareholder signs and returns the proxy but does not specify how the proxy is to be voted, the proxy will be voted for the election as a director of each of the nominees named herein.

     On April 3, 1996 the Company had issued and outstanding 1,291,110 shares of its $10.00 par value common stock, which constitutes its only class of voting securities, with each share entitled to one vote. Only shareholders of record at the close of business on April 3, 1996 are entitled to notice of and to vote at the special meeting of shareholders or any adjournment thereof.

     All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, will be paid by the Company. In addition to the solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram or personal interview for which they will receive no compensation in addition to their regular salaries.


                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders
- ----------------------

     The following table shows all persons known to the Board of Directors of the Company to be the beneficial owners on March 15, 1996 of more than 5% of the outstanding common stock of the Company, the only class of the Company's voting securities:

     Name and Address              Amount and Nature            Percent of Class
     of Beneficial Owner        of Beneficial Ownership           Outstanding
     -------------------        -----------------------         ----------------
     Robert Sidney Ross               151,736/(1)/                   11.75%
     Post Office Box 666
     Ocilla, Georgia 31774

     /(1)/ Includes 84,433 shares owned by Robert Sidney Ross, 66,803 shares owned by Ross of Georgia, Inc. and 500 shares owned by minor child.

Security Ownership of Directors and Executive Officers
- ------------------------------------------------------

     The following tables shows the number of shares of common stock beneficially owned by each director, director nominees and by all directors, director nominees and officers as a group on March 15, 1996.

    Name of                   Amount and Nature of                Percentage
Beneficial Owner            Beneficial Ownership/(1)/              of Class
- ----------------            -------------------------             ----------
Paul Branch, Jr.                      22,368                         1.73%

Terry Coleman                         26,226                         2.03%

L. Morris Downing, Jr.                41,694                         3.23%

Terry L. Hester                       24,808/(2)/                    1.92%

Milton N. Hopkins, Jr.                19,662                         1.52%

Edwin W. Hortman, Jr.                  4,251/(2)/                    0.33%

Harold E. Kimball                     26,552                         2.06%

Marion H. Massee, III                 46,736                         3.62%

Ben B. Mills, Jr.                     43,618                         3.38%

James D. Minix                        22,314/(2)/                    1.73%

Ralph D. Roberts, M.D.                25,339                         1.96%

W. B. Roberts, Jr.                     5,000                         0.39%

R. Sidney Ross                       151,736                        11.75%

Joe K. Shiver                         15,310                         1.19%

Executive Officers
and Directors as a
Group (14 persons)                   475,614                        36.84%

/(1)/ Includes shares owned by spouses and minor children of officers and directors, as well as shares owned by trust or businesses in which officers and directors have a significant interest. The information contained herein shall not be construed as an admission that any such person is, for purposes of
Section 13 (d) or Section 13 (g) of the Securities Exchange Act of 1934, the beneficial owner of any securities not held of record by that person or entity.

/(2)/ Includes shares held by Trustee of Colony Bankcorp, Inc., Profit Sharing and Stock Bonus Plan, of which, Messrs. Hester, Minix and Hortman participate and own 11,877; 4,410; and 1,013 allocated shares respectfully on December 31, 1995. Although shares are held by the Trustee, all plan participants direct the Trustees in the manner in which they wish their allocated shares to be voted. Unallocated shares, if any, will not be voted pursuant to the plan.

                      DIRECTOR AND MANAGEMENT INFORMATION

     The Company's bylaws provide that the Board of Directors shall consist of not less than three nor more than 25 persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. There are presently 13 members of the Board of Directors, and the Board of Directors has voted that the Board consist of 13 members for the Company's ensuing fiscal year.

     Management has nominated and the Board of Directors recommends the election of each of the nominees set forth in the following table as a director of the Company until the next annual meeting of shareholders or until his successor is duly elected and qualified. All of the nominees are currently directors of the Company. If any nominee is unable to serve as director, the proxy will be voted for a nominee named by the Board of Directors in his stead by those persons named to vote the proxies. The Board of Directors has no reason to believe that any of its present nominees will be unable to serve. Provided a quorum is present at the annual meeting, directors shall be elected by a plurality of the votes cast by the shares of common stock represented in person or by proxy at the annual meeting.

     The following table sets forth for each director and executive officer of the Company (a) the person's name and address, (b) his age at December 31, 1995,
(c) the year he was first elected as a director or executive officer of the Company, and (d) his principal occupation for the last five years, his positions with the Company and with any subsidiary of the Company. All directors serve for a term of one year, all officers serve at the direction of the board.

                               DIRECTOR NOMINEES
                               -----------------

                                     Ages, Term, Principal Occupation for
Name and Address                     Last Five Years and Other Directorships
- ----------------                     ---------------------------------------
Paul Branch, Jr.                     Age 70; Director since November 11, 1982;
493 Benjamin H. Hill Drive West      Farmer and Businessman; Vice Chairman of
Fitzgerald, Georgia 31750            the Board, The Bank of Fitzgerald

Terry Coleman                        Age 52; Director since May, 1990; Owner of
P. O. Box 157                        Eastman Travel Services & Huddle House in
Eastman, Georgia 31023               Eastman; State Representative; Director,
                                     The Bank of Dodge County.

L. Morris Downing                    Age 53; Director since July, 1994;
127 Shady Lane                       President of Lowell Packing Company
Fitzgerald, Georgia 31750

Terry L. Hester*                     Age 41; Director since March, 1990;
128 Carter's Road                    Executive Vice President and Chief
Fitzgerald, Georgia 31750            Financial Officer of the Company since
                                     June, 1994; Acting President and CEO from
                                     June 1993 to June 1994; Treasurer since
                                     1982; Vice President, The Bank of
                                     Fitzgerald

Milton N. Hopkins, Jr.               Age 69; Director since Novmeber 11, 1982;
Route 5 Osierfield                   Farmer and Businessman; Director, The Bank
Fitzgerald, Georgia 31750            of Fitzgerald

Harold E. Kimball                    Age 62, Director since November 11, 1982;
155 Pine Needle Road                 Vice President of Dixie Electron, Inc.;
Fitzgerald, Georgia 31750            Chairman of the Board, The Bank of
                                     Fitzgerald

Marion H. Massee, III                Age 66; Director since November 11, 1982;
226 Jeff Davis Highway               Chairman of Board since February 1990;
Fitzgerald, Georgia 31750            Chairman, Massee Builders, Inc.; Director,
                                     The Bank of Fitzgerald

                                     Ages, Term, Principal Occupation for
Name and Address                     Last Five Years and Other Directorships
- ----------------                     ---------------------------------------
Ben B. Mills, Jr.                    Age 63, Director since November 11, 1982;
Post Office Box 985                  Attorney, Mills & Chasteen; Secretary of
Fitzgerald, Georgia 31750            Bankcorp since June 8, 1993; Director,
                                     The Bank of Fitzgerald; Director, Ashburn
                                     Bank

James D. Minix *                     Age 53; Director since March, 1994;
150 Lakeview Drive                   President and Chief Executive Officer of
Fitzgerald, Georgia 31750            the Company since June, 1994; President and
                                     CEO of The Bank of Fitzgerald January, 1993 to June, 1994; President and CEO of
                                     Ashburn Bank February, 1990 to December,
                                     1992; Director, The Bank of Fitzgerald

Ralph D. Roberts, M.D.               Age 71; Director since November 11, 1982;
948 West Roanoke Drive               Physician; Director Emeritus, The Bank of
Fitzgerald, Georgia 31750            Fitzgerald

W. B. Roberts, Jr.                   Age 53; Director since March, 1990; Farmer
Route 1 Box 166                      and Businessman; Chairman of the Board,
Ashburn, Georgia 31714               Asburn Bank

R. Sidney Ross                       Age 53; Director since November 11, 1982;
Post Office Box 666                  President, Ross of Georgia, Inc.; Director,
Ocilla, Georgia 31774                The Bank of Fitzgerald

Joe K. Shiver                        Age 70; Director since June 1994; President
407 East Wallace Street              of Shiver Tractor Company; Director, The
Sylvester, Georgia 31791             Bank of Worth

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO ELECT THE THIRTEEN NOMINEES LISTED ABOVE TO SERVE AS DIRECTORS FOR THE FOLLOWING YEAR:


                              EXECUTIVE OFFICERS
                              ------------------

Edwin W. Hortman, Jr. *              Age 42; Senior Vice President of the
111 Stratford Street                 Company since February, 1996; Vice
Fitzgerald, Georgia 31750            President of the Company November, 1992 to
                                     February, 1996; Executive Vice President of
                                     United Bank of Griffin, 1985-1992

* Messrs. Minix, Hester and Hortman are the only executive officers of the Company.

                             CERTAIN TRANSACTIONS

     Each of the subsidiary banks of the Company has made loans in the ordinary course of its business to officers and directors of the Company, and also to their relatives, spouses, and entities in which they may have an interest. Each of these loans has been made in strict compliance with state and federal statutes and rules and regulations of the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. As of December 31, 1995, certain executive officers and directors and companies in which they are an executive officer or partner or in which they have a 10% of more beneficial interest, were indebted to the banks in the aggregate amount of $8,987,256.00. Each of the loans was made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     The law firm of Mills & Chasteen, of which director Ben B. Mills, Jr. is a partner, was paid $83,0154.04 in 1995 by Colony Bankcorp, Inc. and its subsidiaries for services rendered by that firm to those entities in the normal course of business.

                              CERTAIN LITIGATION

     There are presently three lawsuits involving subsidiary banks of Colony Bancorp, Inc. as follows:

1. Civil Action Number 95V-3607, Dodge Superior Court-Pettice Lee Moore, II and
   ----------------------------------------------------------------------------
Edna Lee W. Moore vs. The Bank of Dodge County. This action was split off from
- ----------------------------------------------
an earlier lawsuit filed in Ben Hill County against several member banks and involves a claim by the Moores that they were overcharged when payment was made of their loans in 1989. The lawsuit alleges fraud, conversion, breach of contract, and seeks actual damages, punitive damages, and attorneys' fees in excess of one million dollars. The case was tried in November, 1995, which resulted in a jury verdict for the Moores in the amount of $26,000.00. A motion to vacate the judgment has been filed by the bank and hearing will be held shortly. It is believed that at the very most the exposure of The Bank of Dodge County would be $26,000.00.

2. Civil Action No. C16-123 - Ben Hill County Superior Court - Pettice Lee
   -----------------------------------------------------------------------
Moore, II and Edna Lee W. Moore vs. Colony Bankcorp, Inc., The Bank of
- ----------------------------------------------------------------------
Fitzgerald and The Bank of Dodge County. This action was filed in September,
- ---------------------------------------
1993, and subsequently Colony Bankcorp, Inc. has dismissed on motion for summary judgment, leaving as the named defendant The Bank of Fitzgerald. This suit seeks to recover damages for alleged fraud, conversion, and wrongful foreclosure concerning loans made to the plaintiffs in 1989. All the transactions with the plaintiffs have been well documented and it is believed that the action is a frivolous one. Discovery in the case is complete and motions for summary judgment have been filed on behalf of the defendant banks.

3. Civil Action No. 94-CV-240 - Ben Hill County Superior Court - Sharon Moore
   --------------------------------------------------------------------------
vs. The Bank of Fitzgerald. In this case, Sharon Moore, who is the wife of
- --------------------------
Pettice Lee Moore, II, filed suit against The Bank of Fitzgerald in August, 1994, seeking damages based on various allegations of wrongful disclosure, breach of contract, etc. In many respects, the complaint is very similar to the complaint filed by Pettice Lee Moore, II and his mother in 1993. A review of the facts and the law would strongly support the conclusion that the lawsuit has no foundation and is basically frivolous. A motion for summary judgment has been filed by the bank.

                  DIRECTOR'S FEES, COMMITTEES AND ATTENDANCE

     Directors of the Company receive $400.00 for each meeting of the Board of Directors of Colony Bankcorp attended, and $300.00 for each meeting of the Board of Directors at which they are not in attendance. In addition, each director of the Company, except Terry L. Hester, W. B. Roberts, Jr., Terry Coleman, L. Morris Downing, Jr. and Joe K. Shiver, is also a director of The Bank of Fitzgerald, and in that capacity the directors are compensated for participation of the Board of Directors of The Bank of Fitzgerald in the same manner as they are compensated for their services as directors of Bankcorp.

     W. B. Roberts, Jr. and Ben B. Mills, Jr. serves as director of Ashburn Bank and receive additional compensation for service in that capacity of $300.00 for each board meeting attended and $50.00 for each loan committee meeting. Terry Coleman serves as director of The Bank of Dodge County and receives additional compensation for service in that capacity of $50.00 for each loan committee meeting and $200.00 for each board meeting attended. Joe K. Shiver serves as a director of The Bank of Worth and receives additional compensation for those services in that capacity of $25.00 for each loan committee meeting and $200.00 for each board meeting attended.

     Under a plan, as amended, directors of The Bank of Fitzgerald were able to defer all or a portion of director's fees in return for a deferred income agreement under which a director agrees to serve as a director for either five or ten years without the director's fees compensation in exchange for an agreement for the Bank to pay the director a deferred amount of income at death, or upon their attaining the age of 65. With the deferred compensation, the Bank has purchased key man insurance on the participating directors to pay to the Bank a death benefit equal in value to the projected cost of the deferred income. Management believes the program will have no net cost to the Bank. The Bank charged $43,865.05 in expenses to the deferred compensation arrangement in 1995, representing payments made to five directors who had attained the specified age, together with a difference between premiums paid for the key man insurance by the Bank and accrual for funding payments under the plan at retirement and the increase in the cash value of the policies. All directors are participating in the plan, except for new directors elected since 1990. Neither the Company nor the other subsidiaries of the Company have a similar deferred income arrangement. All fees covered by that deferred compensation plan have been deferred, and all directors are now receiving directors fees. The Bank of Fitzgerald continues to pay premiums on the insurance policy procured, and five directors in 1995 received payments pursuant to that plan.

     In 1995, the Board of Directors of the Company held 12 meetings. All directors attended at least 75% of all meetings of the full Board of Directors during 1995 with the exception of Terry Coleman who because of conflicts in his capacity of serving as State Representative attended 8 of the 12 meetings.

     The Board of Directors of the Company has formed the following Committees:
(a) an Audit Committee, presently consisting of Messrs. Branch, Hopkins and Kimball, which is responsible for reviewing and evaluating the Company's financial controls, (b) an Executive Committee, presently consisting of Messrs. Minix, Massee, Ross, Kimball and Mills, which is responsible for assisting the Board on the discharge of its duties and (c) an Incentive and Compensation Committee, presently consisting of Messrs. Minix, Massee, Kimball, Downing and Shiver, which is responsible for reviewing and setting the salaries and bonses of the executive officers of the Company and establishing and reviewing a cash incentive and profit sharing compensation plan for the employees of the Company and subsidiary banks.

     During the 1995 Fiscal Year, there were four meetings of the Audit Committee, three meetings of the Executive Committee and three meetings of the Incentive and Compensation Committee. No additional compensation was paid for serving on these committees.

                            EXECUTIVE COMPENSATION

The following table sets forth the aggregate annual compensation for each of the Company's chief executive officers and for each of the Company's executive officers and subsidiary bank's executive officers whose compensation exceeded $100,000.00.

                          Summary Compensation Table

                                                 Annual Compensation
                               ----------------------------------------------------------
Name and                                                                   Other Annual       Long Term          All Other
Principal Position(a)          Year(b)     Salary(c)        Bonus(d)       Compensation(e)    Compensation(f)    Compensation(g)
- ---------------------          -------    -----------    -------------     --------------     --------------     --------------
James D. Minix, President       1995      $116,000.04    $12,000.00         $20,347.22(1)           $-0-               $-0-
and Chief Executive             1994      $110,000.02    $10,000.00         $24,064.86(1)           $-0-               $-0-
Officer of Bankcorp             1993      $110,000.00    $   -0-            $ 6,458.18(1)           $-0-               $-0-

Stephen C. Wood, President      1995      $ 91,000.00    $   -0-            $17,124.91(1)           $-0-               $-0-
and Chief Executive Officer     1994      $ 82,500.00    $ 2,750.00         $18,674.75(1)           $-0-               $-0-
of Ashburn Bank                 1993      $ 71,500.00    $ 2,750.00         $18,060.80(1)           $-0-               $-0-

Walter P. Patten, President     1995      $ 93,999.88    $   -0-            $13,023.59(1)           $-0-               $-0-
and Chief Executive Officer     1994      $ 88,810.00    $   600.00         $13,357.00(1)           $-0-               $-0-
of The Bank of Worth            1993      $ 83,007.28    $   500.00         $12,648.00(1)           $-0-               $-0-

Thomas T. Dampier,              1995      $ 88,000.00    $ 8,800.00         $11,008.44(1)           $-0-               $-0-
President and Chief Executive   1994          N/A            N/A                 N/A                 N/A                N/A
Officer of The Bank of          1993          N/A            N/A                 N/A                 N/A                N/A
Fitzgerald

Joe D. Taylor, President        1995      $ 90,000.04    $   -0-            $14,103.55(1)           $-0-               $-0-
and Chief Executive Officer     1994           N/A           N/A                 N/A                 N/A                N/A
of The Bank of Dodge County     1993           N/A           N/A                 N/A                 N/A                N/A

/(1)/ Includes dollar value of Group Term Life and company vehicle provided to executive officers as follows:

                Name                   1995         1994        1993
                ----                   ----         ----        ----
       James D. Minix              $ 1,472.22   $ 1,214.84   $ 1,658.18
       Stephen C. Wood             $ 2,024.91   $ 1,299.74   $ 1,773.31
       Walter P. Patten            $   748.60   $   228.00   $   228.00
       Thomas T. Dampier           $ 1,368.44        N/A          N/A
       Joe D. Taylor               $ 2,453.55        N/A          N/A

       Includes contribution to the profit sharing plan of Colony Bankcorp, Inc. and subsidiary banks as follows:

                Name                   1995         1994        1993
                ----                   ----         ----        ----
       James D. Minix              $ 9,375.00   $14,400.02   $    -0-
       Stephen C. Wood             $ 9,100.00   $12,375.01   $11,287.49
       Walter P. Patten            $ 9,399.99   $10,729.00   $10,020.49
       Thomas T. Dampier           $ 4,840.00        N/A          N/A
       Joe D. Taylor               $ 6,750.00        N/A          N/A

       Includes director's fees paid by the Company and its subsidiaries as follows:

                Name                   1995         1994        1993
                ----                   ----         ----        ----
       James D. Minix              $ 9,500.00   $ 8,450.00   $ 4,800.00
       Stephen C. Wood             $ 6,000.00   $ 5,000.00   $ 5,000.00
       Walter P. Patten            $ 2,875.00   $ 2,400.00   $ 2,400.00
       Thomas T. Dampier           $ 4,800.00        N/A          N/A
       Joe D. Taylor               $ 4,900.00        N/A          N/A

       See "Certain Transactions" for additional information concerning fees paid to directors.

/(f)/ There were no long term compensation awards for restricted stock awards or options/SARs or long term compensation payouts for LTIP payouts for any executive officers.

/(g)/ There was no additional compensation for any executive officers to be reported in column (g)

     Each of the subsidiary banks of the Company has adopted a profit sharing and stock bonus plan which provides for the Board of Directors to make a discretionary contribution to the plan in an amount out of profits not to exceed 15% of the total annual compensation of the employees eligible to participate in the plan. Employees are eligible to participate after completion of one year of service. The contribution by the Bank is allocated among the participants according to the ratio of the participant's compensation to the total compensation of all employees. The employee's interest vests over a period of 7 years; prior to 1989 an employee's interest in its individual account vested over a period of 11 years. For the year ending December 31, 1995 the Board of Directors of the Company and subsidiary banks voted to contribute in the aggregate $209,745.00 of the profits of the Company to the Company's profit sharing plans.

     James D. Minix, Terry L. Hester and Edwin W. Hortman, Jr. are the only executive officers of Colony Bankcorp, Inc. Mr. Minix has served as President and Chief Executive Officer of the Company since June 1, 1994. Prior to being elected President of the Company, he served as President of The Bank of Fitzgerald from January 1, 1993 to June 1, 1994 and as President of Ashburn Bank from February 26, 1990 to December 31, 1992. Mr. Hester has served as Executive Vice President and Chief Financial Officer since June 1, 1994. Prior to being elected Executive Vice President, he served as Acting President and Chief Executive Officer of the Company from June 8, 1993 to June 1, 1994. Mr. Hester has served as Treasurer of the Company since 1982. Mr. Hortman has served as Senior Vice President since February 1996 and as Vice President from November, 1992 to February, 1996 and is responsible for credit review, compliance, auditing and date processing.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed McNair, McLemore, Middlebrooks & Co. as the Company's independent public accountants for the fiscal year ending December 31, 1996. Representatives of McNair, McLemore, Middlebrooks & Co. will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

                                 OTHER MATTERS

     The Board of Directors does not contemplate bringing before the meeting any matter other than those specified in the notice of annual meeting of shareholders, nor does it have information that other matters will be presented at the meeting. If other matters come before the meeting, signed proxies will be voted upon such questions in accordance with the best judgment of the persons acting under the proxies.

                                  FORM 10-KSB

     Upon receipt of a written request, the Company will, without charge, furnish any owner of common stock a copy of its annual report to the Securities and Exchange Commission on Form 10-KSB for the fiscal year ended December 31, 1995 including financial statements and the schedule thereto. Copies of exhibits to the Form 10-KSB are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the secretary of the Company at the address indicated on the front of the proxy statement.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the 1996 annual meeting of shareholders and to be included in the Company's proxy statement and proxy for that meeting must be received by the Company, directed to the attention of the Secretary, not later than December 5, 1996. Any such proposal must comply with all respects with the rules and regulations of the Securities and Exchange Commission.

                                                     By the order of the
                                                     Board of Directors


                                                     /s/  James D. Minix
                                                     JAMES D. MINIX, President
                                                     and Chief Executive Officer

Fitzgerald, Georgia
April 3, 1996